EXHIBIT 10.1

FULL WAIVER AND RELEASE OF ALL CLAIMS

This Full Waiver and Release of all Claims (“Agreement”) is made and entered into by and between Jeffrey Risenmay (“Employee”) and Global Water Resources, Inc. (“Company”) and is intended to be a mutual agreement concerning the resolution of all claims and disputes between Employee and Company. Employee and Company are collectively referred to as the “Parties.”

RECITALS

A.Employee has been employed by the Company as the Controller on an “at will” basis giving either Party the right to terminate the relationship at any time.

B.The Company has decided to exercise its right to terminate the employment relationship and has notified Employee that his last day of employment will be February 16, 2018.

C.The Company will pay Employee his final wages in accordance with state and federal law regardless of whether Employee signs this Agreement.

D.By entering into this Agreement, the Parties mutually agree to resolve all disputes between them and to be legally bound by the terms set forth below.

COVENANTS

NOW THEREFORE, for valuable consideration, the Parties agree as follows:

1.    Severance and other Consideration offered to Employee.

a)    The Company agrees to pay Employee the sum of Ninety-Eight Thousand, Three Hundred Twelve Dollars ($98,312), less all lawfully required holdings. This payment will be made to Employee within ten (10) business days of Employee signing this Agreement, assuming Employee has timely signed this Agreement.

b)    The Company agrees to enter into an Independent Contractor Agreement (“IC Agreement”), attached as Exhibit 1, with Employee for the period of time specified in that IC Agreement; and
c)     If Employee so elects, the Company will allow Employee to resign in lieu of termination and will confirm to any future employers that Employee’s departure was a voluntary resignation.

In consideration of the covenants set forth in Section 1 above and the covenants herein:

2.    Release. In consideration of the covenants set forth in Section 1 above, Employee, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its subsidiaries, affiliated companies, directors, officers, all of their agents, employees and attorneys; and all their predecessors and successors from any and all complaints, rights, actions, claims, damages, expenses or costs arising out of or relating to Employee's employment with Company or the termination of that employment. This FULL WAIVER AND RELEASE includes, without limitation, all rights and claims, known and unknown, arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Sarbanes Oxley Act, the Equal Pay Act, the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Labor Management Relations Act, the Consolidated Omnibus Budget

Reconciliation Act, the Arizona Civil Rights Act, the Arizona Minimum Wage Law, the Arizona Employment Protection Act, and the Arizona Equal Pay Act, all as amended, and/or any other federal, state, or local laws, as well as any statutory, common law, contract or tort causes of action arising from or in any way related to Employee’s relationship with the Company or the termination of that relationship.

3.    Other Filings. Employee represents that he has not filed any administrative charges, lawsuits, or other types of legal claims against the Company. Nothing in this Agreement limits Employee’s ability to file a charge or complaint with the EEOC, the ACRD, the NLRB, OSHA, SEC or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to the Company. While Employee will not be entitled to receive any compensation based on any charge or claims filed with the EEOC, NLRB, or OSHA as a result of his waiver of all claims, the Agreement does not limit Employee’s right to receive an award for information provided to the SEC pursuant to Section 21 F-17 of the Dodd Frank Wall Street Reform and Consumer Protection Act.

4.    Time to Consider Agreement. Employee has the right to consult with an attorney before signing this Agreement. Employee must sign and return this agreement to the person listed below before close of business on February 23, 2018, or this Agreement is considered null and void:

Global Water Resources, Inc.
Attn: Joanne Ellsworth
21410 N. 19th Avenue, Suite 220
Phoenix, Arizona 85027

5.    No Admission of Liability. Nothing in this Agreement shall be interpreted as an admission that Company has violated any law, breached any contract or engaged in any wrongful conduct with respect to Employee. Company denies any wrongdoing with respect to Employee’s former employment.

6    Non-Disparagement. From and after the date this Agreement was first provided to Employee, Employee shall not take any action or make any statements to past, present or potential clients of Company, professionals, regulatory agencies or others that might be injurious to the reputation or goodwill of Company or which in any manner may interfere with the business affairs or business relations of Company.

7.    Non-Solicitation. Employee agrees that for a period of one (1) year after termination from Company, Employee shall not on Employee’s own account or in conjunction with or on behalf of any other person, solicit or entice or hire away or attempt to solicit or entice or hire away from Company any Company employee, offer employment to or offer to any Company employee or encourage any Company employee to terminate their employment with Company.

8.    Non-Disclosure of Confidential Information. Employee agrees that, following his receipt of this Agreement and at all times thereafter, Employee shall not disclose to any third party any of Company’s confidential, proprietary or trade secret information, including information regarding Company’s current and planned business activities, including (i) information regarding the administrative, financial or marketing activities of Company; (ii) information received from Company’s clients and other third parties; and (iii) any written materials containing any of the above information. Employee’s failure to maintain the confidentiality of this information shall constitute a material breach of this Agreement.  Confidential information does not include information that is or becomes publicly available by means other than by disclosure by Employee. Employee also acknowledges that he previously signed a Confidentiality & Non-Disparagement Agreement, which is attached as Exhibit 2, and understands that this Confidentiality & Non-Disparagement Agreement remains in full force and effect.

9.    Confidentiality of Agreement. The Parties agree to keep the terms of this Agreement completely confidential, including any discussions leading up to the execution of this Agreement and any matters resolved by this Agreement. Employee further agrees not to disclose any of the above, except where disclosure is required by law or to lawyers or accountants engaged in connection with this Agreement.

10.    No-Reapply. Employee understands that his employment relationship with the Company has ended. He therefore agrees to not apply for, nor accept employment with, the Company at any time except for the independent contractor relationship as set forth in the Parties’ agreement in Exhibit 1.

11.    Return of Company Property. Employee agrees to immediately return and deliver to the Company all Company property including, but not limited to the following: original and copies of records, documents, confidential information, trade secrets, computer and office equipment, client property, keys, lap top, Company charge cards, key fobs for Company bank accounts, and other items, in whatever form, in Employee’s possession and control. The Parties agree that the Company may specifically allow Employee to retain some of these items if needed to perform the duties under the IC Agreement as set forth in Exhibit 1.

12.     Company Representation. Employee acknowledges that he can no longer act as a representative of the Company and agrees to cooperate with the Company to ensure any transfer of such authority back to the Company.

13.    Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. If any provision of this Agreement is deemed unenforceable for any reason whatsoever, that provision will be appropriately limited and given effect to the maximum extent provided by applicable law.

14.    Nature of the Agreement. This document and its attachments constitute the entire Agreement between the Parties and supersede all previous communications, whether oral or written. This Agreement may only be modified by a written document signed by both Parties. If any portion of this Agreement is found to be unenforceable, the remainder of the Agreement shall continue in full force and effect. The Agreement shall be governed by and construed in accordance with the laws of the state of Arizona. The prevailing party shall be entitled to recover its reasonable attorneys' fees in enforcing this Agreement. Each Party represents that it has read and understands the terms of this Agreement, that it has relied only upon its own legal counsel, and that it has not relied upon any representation made by another party or that party’s counsel, except as set forth herein.

15.    Reliance. Employee acknowledges that this Agreement is written in a manner that is understandable to Employee and that Employee has read all of the paragraphs of this Agreement. Employee further acknowledges that Employee is entering into this Agreement freely, knowingly, voluntarily and with a full understanding of its terms and that no statements made by Company have in any way coerced or unduly influenced Employee to execute this Agreement.

16.    409A. The Parties intend that the payment set forth in this Agreement will comply with the separation pay exception set forth in Treas. Reg. 1.409A-1(b)(9)(iii) and any successor provision, and is, therefore, not subject to the requirements of Section 409A of the Internal revenue Code of 1986, as amended.

THIS AGREEMENT WAS PROVIDED TO EMPLOYEE ON FEBRUARY 16, 2018.

EMPLOYEE

2/20/2018                /s/ Jeffrey E. Risenmay
Date                    Jeffrey Risenmay

GLOBAL WATER RESOURCES, INC.
a Delaware Corporation

2/20/18                    /s/ Michael Liebman
Date                    Michael Liebman
Chief Financial Officer

4810-9578-6077